Exhibit 99.1

DXP Enterprises Announces Fourth Quarter and Fiscal 2017 Results

  Fiscal 2017 sales of $1.0 billion, up 7.2 percent from fiscal 2016 (excluding Vertex)
  Solid full year GAAP diluted EPS of $0.93
  $61.7 million in earnings before interest, taxes, depreciation and amortization (“EBITDA”)
  Free cash flow (“FCF”) of $9.7 million, adjusting for the reclassification of outstanding checks, FCF for fiscal 2017 was $26.8 million
  Closed on new $85 million Asset Based Revolving Credit Facility and $250 million Senior Secured Term Loan B
  Net debt of $226.5 million with $25.6 million in cash on the balance sheet

HOUSTON--(BUSINESS WIRE)--March 20, 2018--DXP Enterprises, Inc. (NASDAQ: DXPE) today announced financial results for the fourth quarter ended December 31, 2017. The following are results for the three and twelve months ended December 31, 2017, compared to the three and twelve months ended December 31, 2016. A reconciliation of the non-GAAP financial measures can be found in the back of this press release.

Fourth Quarter 2017 financial highlights:

  Sales were $265.6 million for the fourth quarter of 2017, an increase of 5.4 percent from the third quarter and an increase of 19.5 percent compared to $222.3 million for the fourth quarter of 2016.
  Earnings per diluted share for the fourth quarter was $0.36 based upon 18.2 million diluted shares, compared to $0.42 per share in the fourth quarter of 2016, based on 17.4 million diluted shares, which included the $5.6 million gain on the sale of Vertex.
  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter was $15.8 million compared to $13.5 million for the third quarter of 2017, an increase of 17.1 percent. EBITDA as a percentage of sales was 6.0 percent and 5.4 percent for the fourth and third quarter, respectively, a 59 basis point improvement.
  Free cash flow (cash flow from operating activities less capital expenditures) for the fourth quarter was $3.4 million or 21.3 percent of EBITDA.

Fiscal Year 2017 financial highlights:

  Sales were $1.0 billion for fiscal year 2017, compared to $962.1 million for fiscal year 2016, an increase of 4.6 percent. Adjusting for the divestiture of Vertex in October of 2016 or $22.7 million in sales, organic sales increased 7.2 percent.
  Gross profit was $271.6 million, or 27.0 percent of sales for the fiscal year 2017, compared to $264.8 million, or 27.5 percent of sales for the fiscal year 2016.
  Selling, general and administrative (SG&A) expenses were $238.1 million, or 23.7 percent of sales for fiscal 2017, compared to $245.5 million, or 25.5 percent of sales for fiscal 2016.
  Earnings per diluted share for the fiscal year 2017 grew 89.8 percent to $0.93 based upon 18.2 million diluted shares, compared to $0.49 per diluted share in fiscal 2016, based on 15.9 million diluted shares.
  EBITDA was $61.7 million for fiscal 2017, compared to $55.2 million for fiscal 2016. EBITDA as a percentage of sales was 6.1 percent and 5.7 percent in fiscal 2017 and 2016, respectively.
  Free cash flow (cash flow from operating activities less capital expenditures) for fiscal 2017 was $9.7 million compared to $43.1 million for fiscal 2016. Adjusting for the 2017 reclassification of outstanding checks (see non-GAAP reconciliation), free cash flow for fiscal 2017 would have been $26.8 million.

Business segment financial highlights:

  Service Centers’ revenue for the fiscal year was $641.3 million, an increase of 3.3 percent year-over-year with a 9.9 percent operating income margin.
    For the fourth quarter, revenue increased 3.8 percent sequentially with a 9.6 percent operating income margin.
  Innovative Pumping Solutions’ revenue for the fiscal year was $204.0 million, an increase of 9.0 percent year-over-year with a 5.6 percent operating income margin.
    For the fourth quarter, revenue increased 16.6 percent sequentially with a 7.3 percent operating income margin.
  Supply Chain Services’ revenue for the fiscal year was $161.5 million, an increase of 4.9 percent year-over-year with a 9.6 percent operating margin.
    For the fourth quarter, revenue declined 2.1 percent sequentially with a 9.4 percent operating income margin.

David R. Little, Chairman and CEO remarked, “We closed the year with fourth-quarter sales growing 5.4 percent sequentially leading to full year results growing 7.2 percent year-over-year, adjusting for the divestiture of Vertex. Improved market conditions together with DXP’s ability to execute on key organic initiatives are delivering widespread improvements across DXP.

I am encouraged with the current state of our company and I have never been more confident in our strategy and ability to create shareholder and stakeholder value. We are prioritizing investments and focusing on DXP having a smart recovery through this next up cycle. We are also emphasizing continuous improvement across DXP to generate margin expansion while growing the top-line.

DXP’s fiscal 2017 sales were $1.0 billion, or a 4.6 percent increase over fiscal 2016, on a reported actual basis. Each of our business segments experienced sales growth in fiscal 2017 with Innovative Pumping Solutions growing 9.0 percent, Supply Chain Services growing 4.9 percent and Service Centers growing 3.3 percent. Fiscal 2017 sales were $641.3 million for Service Centers, $204.0 million for Innovative Pumping Solutions and $161.5 million for Supply Chain Services. DXP produced EBITDA of $61.7 million growing 11.8 percent over fiscal 2016.

As we look ahead, we expect accelerating organic sales growth, EBITDA margin enhancement, with strong cash flow generation and growth in earnings. Our key end markets continue to show stabilization but we will watch all our markets closely, especially given our recent experience of both oil and gas and industrial cycling down at the same time. In 2018, we will build on the momentum we have generated and remain customer-focused as we continue to create long-term value for shareholders.”

Kent Yee, CFO added, “DXP’s fiscal 2017 financial performance reflects the beginning of a positive improvement in our business. Adjusting for the divestiture of Vertex, sales and EBITDA grew 7.2 percent and 32.2 percent, respectively. Our fiscal 2017 diluted earnings per share was $0.93, which also includes a $1.3 million provisional benefit related to U.S. tax reform. DXP ended the year with $25.6 million in cash on the balance sheet and net debt of $226.5 million. During the year, we successfully refinanced our credit facility with a new ABL and Term Loan B, while positioning DXP to take advantage of what we believe is building momentum in our business. DXP is in a position to invest in our business and see potential for significant value creation as we pivot our strategy to growth and continuous improvement to expand margins. DXP’s execution from our sales teams and partners is driving growth across our businesses and we look forward to a successful fiscal 2018.”

Non-GAAP Financial Measures

DXP supplements reporting of net income with non-GAAP measurements, including EBITDA, Adjusted EBITDA and free cash flow. This supplemental information should not be considered in isolation or as a substitute for the unaudited GAAP measurements. Additional information regarding EBITDA and free cash flow referred to in this press release are included below under "--Unaudited Reconciliation of Non-GAAP Financial Information."

The Company believes EBITDA provides additional information about: (i) operating performance, because it assists in comparing the operating performance of the business, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a component of a measure of the Company’s financial covenants under its credit facility. Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada, Mexico and Dubai. DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, metal working, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer-driven, creating competitive advantages for our customers. DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services. For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. In some cases, you can identify forward-looking statements by terminology such as, but not limited to, “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or the negative of such terms or other comparable terminology. For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
($ thousands, except per share amounts)

	Years Ended		Three Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Sales	$1,006,782	$962,092	$265,627	$222,291
Cost of sales	735,201	697,290	194,460	161,730
Gross profit	271,581	264,802	71,167	60,561
Selling, general and administrative expenses	238,091	245,470	62,680	53,009
Operating income	33,490	19,332	8,487	7,552
Other income, net	(456)	(5,906)	(132)	(5,509)
Interest expense	17,054	15,564	4,481	3,866
Income before income taxes	16,892	9,674	4,138	9,195
Provision (benefit) for income taxes	363	2,523	(2,517)	2,064
Net income	16,529	7,151	6,655	7,131
Less: Net (loss) income attributable to non-controlling interest	(359)	(551)	1	(250)
Net income attributable to DXP Enterprises, Inc.	16,888	7,702	6,654	7,381
Preferred stock dividend	90	90	22	22
Net income attributable to common shareholders	$16,798	$7,612	$6,632	$7,359
Diluted earnings per share attributable to DXP Enterprises, Inc.	$0.93	$0.49	$0.36	$0.42
Weighted average common shares and common equivalent shares outstanding	18,240	15,882	18,232	17,411

SEGMENT DATA
($ thousands, unaudited)

	Sales by Segment
	Years Ended		Three Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Service Centers	$641,275	$621,007	$166,951	$139,655
Innovative Pumping Solutions	204,030	187,124	59,474	45,510
Supply Chain Services	161,477	153,961	39,201	37,126
Total DXP	$1,006,782	$962,092	$265,626	$222,291

	Operating Income by Segment
	Years Ended		Three Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Service Centers	$63,250	$47,633	$15,941	$12,155
Innovative Pumping Solutions	11,423	9,867	4,321	2,444
Supply Chain Services	15,450	15,449	3,693	3,838
Total DXP	$90,123	$72,949	$23,955	$18,437

Reconciliation of Operating Income for Reportable Segments
($ thousands, unaudited)

	Years Ended		Three Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Operating income for reportable segments	$90,123	$72,949	$23,955	$18,437
Adjustment for:
Amortization of intangibles	17,265	18,061	4,323	4,504
Corporate expense	39,368	35,556	11,145	6,381
Total operating income	33,490	19,332	8,487	7,552
Interest expense	17,054	15,564	4,481	3,866
Other income, net	(456)	(5,906)	(132)	(5,509)
Income before income taxes	$16,892	$9,674	$4,138	$9,195

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of Adjusted EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP ($ thousands, unaudited).

	Years Ended		Three Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Income before income taxes	$16,892	$9,674	$4,138	$9,195
Plus: interest expense	17,054	15,564	4,481	3,866
Plus: depreciation and amortization	27,786	29,994	7,188	7,367

EBITDA	$61,732	$55,232	$15,807	$20,428

Plus: NCI loss (income) before tax	577	886	(1)	400
Plus: Stock compensation expense	1,708	3,580	316	1,636

Adjusted EBITDA	$64,017	$59,698	$16,122	$22,464

**EBITDA – earnings before impairments, interest, taxes, depreciation and amortization

The following table is a reconciliation of Free Cash Flow***, a non-GAAP financial measure, to cash flow from operating activities, calculated and reported in accordance with U.S. GAAP ($ thousands, unaudited).

	Years Ended		Three Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net cash provided by operating activities	$12,545	$48,006	$4,017	$12,866
Less: purchase of equipment	2,811	4,868	654	1,977

Free Cash Flow	$9,734	$43,138	$3,363	$10,889

Plus: Outstanding Checks	17,054	-	4,354	-

Adjusted Free Cash Flow	$26,788	$43,138	$7,717	$10,889

***Outstanding Checks – Accounting rules require companies to net outstanding check balances against cash that is available. Prior to DXP’s Q3 refinancing, DXP did not have cash on its balance sheet with its primary lender to net the outstanding checks, thus they were included in the accounts payable balance.

CONTACT:
DXP Enterprises, Inc.
Kent Yee, 713-996-4700
Senior Vice President, CFO
www.dxpe.com